Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, the undersigned hereby agree to the joint filing with each other on behalf of each of them of a statement on Schedule 13D and any and all form(s), statement(s), report(s), and/or document(s) related thereto with respect to the Class A Common Stock, no par, of Gray Television, Inc. beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 12th day of August, 2013.

By:	/s/
Name: J. Mack Robinson

By:	/s/
Name: Harriett J. Robinson

GULF CAPITAL SERVICES, LLLP

	By:	/s/
Name: J. Mack Robinson
Title: General Partner